POWER OF ATTORNEY

BY THIS DOCUMENT IT IS HEREBY ACKNOWLEDGED, that I, Palmer M. Esau, the undersigned, do hereby grant a limited and specific power of attorney to Ronald B. Alexander and Deborah J. Hickox, both of Analex Corporation and Shannon Knotts, both of Holland and Knight LLP, as my attorneys-in-fact.

Said attorneys-in-fact shall have authority and the power to undertake and perform only the following acts on my behalf:
Filing Forms 3, 4, or 5 for Analex Corporation with the Securities and Exchange Commission. This authority shall also include any incidental acts that are reasonably required to carry out and perform the specific authorities herein granted.

This power of attorney shall be effective upon execution. This power of attorney may be revoked by me at any time. This power of attorney shall automatically be revoked upon my death.

My attorneys-in-fact agree to this appointment subject to its terms. My attorneys-in-fact agree to act as my fiduciary and in my best interests, as seems advisable to the best of his/her discretion.

Signed under seal this 2nd day of June 2004.


/S/ PALMER M. ESAU


                        STATE OF VIRGINIA

                        COUNTY OF FAIRFAX


In Fairfax County, State of Virginia, on the 2nd day of June, 2004, before me, a Notary Public in and for the above state and county, personally appeared Palmer M. Esau, known to me or proved to be the person named in and who executed the foregoing instrument, and being first duly sworn, such person acknowledged that he or she executed said instrument for the purposes therein contained as his or her free and voluntary act and deed.


/S/ CARIDAD C. MILLER
NOTARY PUBLIC

My Commission Expires: 12/31/06
          (SEAL)